EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BioNexus Gene Lab Corp. Regains Nasdaq Compliance, Signaling Strategic Stability and Growth Readiness

Kuala Lumpur, Malaysia - April 30, 2025 - BioNexus Gene Lab Corp. (Nasdaq: BGLC), a biotechnology company specializing in precision diagnostics and specialty chemical solutions, today announced that it has received official notification from The Nasdaq Stock Market LLC (“Nasdaq”) confirming the Company has regained full compliance with Nasdaq Listing Rule 5550(a)(2), which requires a minimum bid price of $1.00 per share.

This important milestone reaffirms the Company’s standing as a compliant and growth-focused public company. It marks the successful conclusion of a focused compliance initiative and paves the way for the Company to pursue its bold innovation roadmap, capital market engagement, and international expansion.

“This achievement is more than a compliance milestone - it’s a signal to the market that BGLC is strategically aligned, financially resilient, and fully prepared to capitalize on future growth opportunities,” said Sam Tan, Chief Executive Officer of BioNexus Gene Lab Corp. “Our Nasdaq listing continues to be a cornerstone of our long-term strategy, enabling global visibility, investor confidence, and access to institutional capital. We’re excited to move forward from this position of strength.”

A Platform for Innovation and Global Reach

BioNexus Gene Lab Corp. is advancing a multi-pronged strategy centered on:

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Expanding its RNA-based genomic diagnostics business, MRNA Scientific, including strategic partnerships and the potential to bring on new products, and driving adoption of its non-invasive blood tests that screen for 11 major diseases.

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Scaling its specialty materials subsidiary, Chemrex, which currently serves Southeast Asia’s growing demand for high-performance chemical raw materials, into new areas of sustainable development, and growth in upstream and downstream production.

Reinforced Corporate Governance and Market Readiness

In parallel with achieving Nasdaq compliance, BGLC has taken decisive steps to strengthen corporate governance, enhance internal controls, and position itself for strategic partnerships, capital raising, and M&A activity. This includes the appointment of new independent board members, the formation of a dedicated internal audit function, and the retention of U.S.-based investment banking support for long-term value creation initiatives.

“Our continued Nasdaq listing reflects our governance maturity and sets the foundation for scaling BGLC into a regionally integrated, innovation-driven enterprise,” said Tan. “We are grateful to our shareholders, advisors, and team members for their continued belief in our vision.”

About BioNexus Gene Lab Corp.

BioNexus Gene Lab Corp. (Nasdaq: BGLC) is a Wyoming-incorporated biotechnology and specialty materials company with operations across Malaysia and Southeast Asia. The Company is a pioneer in RNA-based blood diagnostics, and a leading supplier of industrial chemical raw materials. BGLC is committed to delivering cutting-edge healthcare diagnostics, sustainable materials, and digital asset innovation to improve lives and build shareholder value.

For more information, visit: www.bionexusgenelab.com

Investor Relations Contact:

Email: ir@bionexusgenelab.com

Phone: +1 307 241 6898

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